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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF CONNER & WINTERS]

                               November 3, 2000

Catalog.com, Inc.
14000 Quail Springs Parkway, Suite 3600
Oklahoma City, Oklahoma 73134

Ladies and Gentlemen:

     We have acted as special counsel to Catalog.com, Inc., an Oklahoma corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement (the "Registration Statement") on Form SB-2, file no. 333-37932, under the Securities Act of 1933, as amended (the "Act"), with respect to the offer and sale of up to 368,000 units which are proposed to be sold by the Company pursuant to the Registration Statement, including 48,000 units subject to the underwriters' over-allotment option. Each unit (a "Unit") contains four shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and two redeemable warrants (the "Warrants"). Each Warrant allows the holder thereof to acquire one share of Common Stock. The Units, including the Units subject to the Underwriter's over-allotment option, contain an aggregate 1,472,000 shares of the Common Stock (the "Shares"), and the Warrants, including the Warrants included in the Units subject to the Underwriters' over-allotment option, are exercisable for an aggregate 736,000 shares of Common Stock (the "Warrant Shares").

     In our capacity as such special counsel, we have familiarized ourselves with the actions taken by the Company in connection with the registration of the Units, Shares, Warrants, and Warrant Shares. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement and the amendments thereto, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents.
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Catalog.com, Inc.
November 3, 2000
Page 2

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company is a corporation which has been duly formed, is validly existing and is in good standing under the laws of Oklahoma.

     2. The Company has full power and authority to issue the Units, Shares, Warrants, and Warrant Shares covered by the Registration Statement.

     3. The Units, Shares, and Warrants, when issued in accordance with the terms set forth in the Registration Statement, and the Warrant Shares, when exercised in accordance the terms of the Warrants, will be validly issued, fully paid and non-assessable.

     The opinion expressed herein is limited to the Oklahoma General Corporation Act, as currently in effect, and judicial interpretations thereof.

     We consent to the references to this opinion and to Conner & Winters, A Professional Corporation, in the Prospectus included as part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement.

                              Sincerely,

                              CONNER & WINTERS,
                              A Professional Corporation